Exhibit 99.1

Lumen Technologies Advances Financial Strategy to Support AI-Era Infrastructure Growth

Closes $2 Billion of First Lien Notes Due 2033

DENVER, June 30, 2025 — As part of an ongoing financial strategy to strengthen its capital structure and accelerate its transformation into a leading digital network services company, Lumen Technologies, Inc. (“Lumen”, “us,” “we” or “our”) (NYSE: LUMN) today announced that its wholly-owned subsidiary, Level 3 Financing, Inc. (“Level 3 Financing”), has closed its previously announced offering of $2.0 billion aggregate principal amount of 6.875% First Lien Notes due 2033 (the “First Lien Notes”). The First Lien Notes have a maturity date of June 30, 2033, and are guaranteed and secured on a first lien basis by Level 3 Parent, LLC, the direct parent of Level 3 Financing, and certain unregulated subsidiaries of the Issuer. Level 3 Financing used the net proceeds from the offering, together with cash on hand, to redeem all $924.522 million aggregate principal amount of Level 3 Financing’s first lien 10.500% Senior Secured Notes due 2030 and all $667.711 million aggregate principal amount of Level 3 Financing’s 10.500% First Lien Notes due 2029, and to partially redeem $166.565 million aggregate principal amount of Level 3 Financing’s 11.000% First Lien Notes due 2029, in each case, including payment of redemption premium, and to pay related fees and expenses.

This latest transaction reflects Lumen’s financial strategy to simplify its capital structure, extend maturities, and reduce its overall cost of capital—driving meaningful interest expense savings and enhancing financial flexibility. These are critical levers as the company builds the digital network services platform that enterprise businesses and public sector agencies need to harness the full potential of AI.

“This successful transaction reflects the market’s confidence in our strategy and long-term vision,” said Chris Stansbury, Executive Vice President and Chief Financial Officer of Lumen Technologies. “We’re executing with discipline to reduce interest expense, extend our maturity runway, and build the financial flexibility to invest in our transformation. As we reposition Lumen for growth, this financing strengthens our ability to deliver the next-generation network services platform that our customers rely on to compete and lead in the AI-powered economy.”

The First Lien Notes are not and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws in the United States and may not be offered or sold in the United States absent registration or an exemption from the applicable registration requirements. Accordingly, the First Lien Notes were offered and sold only to persons reasonably believed to be qualified institutional buyers in accordance with Rule 144A promulgated under the Securities Act and to non-U.S. persons outside the United States in accordance with Regulation S promulgated under the Securities Act. Holders of the First Lien Notes do not have registration rights.

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, the First Lien Notes, nor will there be any sale of the First Lien Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful. This press release does not constitute a notice of redemption with respect to any of Level 3 Financing’s outstanding senior notes.

About Lumen

Lumen is unleashing the world’s digital potential. We ignite business growth by connecting people, data, and applications – quickly, securely, and effortlessly. As the trusted network for AI, Lumen uses the scale of our network to help companies realize AI’s full potential. From metro connectivity to long-haul data transport to our edge cloud, security, managed service, and digital platform capabilities, we meet our customers’ needs today and as they build for tomorrow.

Lumen and Lumen Technologies are registered trademarks of Lumen Technologies LLC in the United States.

Forward-Looking Statements

Except for historical and factual information, the matters set forth in this release and other of our oral or written statements identified by words such as “estimates,” “expects,” “anticipates,” “believes,” “plans,” “intends,” and similar expressions are forward-looking statements. These forward-looking statements are not guarantees of future results and are based on current expectations only, are inherently speculative, and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control. Actual events and results may differ materially from those anticipated, estimated, projected or implied by us in those statements if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Factors that could affect actual results include, but are not limited to: changes in Level 3 Financing’s credit ratings; changes in the cash requirements, financial position, financing plans or investment plans of Level 3 Financing or its affiliates; changes in general market, economic, tax, regulatory or industry conditions; and other risks referenced from time to time in the filings of Lumen or Level 3 Parent, LLC with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statements for any reason, whether as a result of new information, future events or developments, changed circumstances, or otherwise. We may change our intentions, strategies or plans (including our plans expressed herein) without notice at any time and for any reason.

Media Contact:	Investor Contact:
Joe Goode	Jim Breen, CFA
Joseph.Goode@lumen.com	Investor.Relations@lumen.com
+1 781-799-6048	+1 603-404-7003

2